RP® Financial, LC.

Exhibit 99.1

TABLE OF CONTENTS

OCEAN SHORE HOLDING CO.

Ocean City, New Jersey

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Current Organization Structure		1.1
Description of Plan of Stock Issuance		1.3
Establishment of a Charitable Foundation		1.6
Strategic Overview		1.6
Balance Sheet Trends		1.9
Income and Expense Trends		1.14
Interest Rate Risk Management		1.18
Lending Activities and Strategy		1.19
Asset Quality		1.23
Funding Composition and Strategy		1.24
Subsidiary		1.25
Legal Proceedings		1.25

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.2
Summary of Local Economy and Workforce		2.4
Unemployment Trends		2.6
Market Area Deposit Characteristics		2.7

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Selected Peer Group		3.3
Financial Condition		3.5
Income and Expense Components		3.8
Loan Composition		3.11
Credit Risk		3.11
Interest Rate Risk		3.14
Summary		3.16

RP® Financial, LC.

TABLE OF CONTENTS

OCEAN SHORE HOLDING CO.

Ocean City, New Jersey

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.4
3. Asset Growth		4.5
4. Primary Market Area		4.5
5. Dividends		4.8
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.10
A. The Public Market		4.10
B. The New Issue Market		4.14
C. The Acquisition Market		4.17
8. Management		4.18
9. Effect of Government Regulation and Regulatory Reform		4.18
Summary of Adjustments		4.18
Basis of Valuation – Fully-Converted Pricing Ratios		4.19
Valuation Approaches: Fully-Converted Basis		4.20
Comparison to Recent Conversions and MHC Offerings		4.27
Valuation Conclusion		4.28

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 6, 2004

Board of Directors

OC Financial Mutual Holding Company

Ocean Shore Holding Co.

Ocean City Home Bank

1001 Asbury Avenue

Ocean City, New Jersey 08226-3329

Members of the Boards:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the “Plan”), described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Description of Plan of Stock Issuance

OC Financial Mutual Holding Company (the “MHC”) is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 1998 in conjunction with the mutual holding company reorganization of Ocean City Home Bank, Ocean City, New Jersey, (“Ocean City Home” or the “Bank”); no stock was issued publicly in the mutual holding company reorganization. Simultaneous with the mutual holding company reorganization, a wholly-owned mid-tier stock holding company was formed known as Ocean Shore Holding Co. (the “Company”) and Ocean City Home became a wholly-owned subsidiary of the Company. Pursuant to the Plan, the Company will offer for sale up to 49.0% of its common stock (the “Minority Stock Issuance”) to the Bank’s Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the employee stock ownership plan, or “ESOP”). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering. The number of shares of common stock to be sold in the Offering will approximate 45.67% of the total shares, including 1.90% of the total shares issued to the Ocean City Home Bank Charitable Foundation, Inc., as noted below. The number of shares issued to the MHC will approximate 54.33% of the total shares.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

August 6, 2004

In addition, the Plan of Stock Issuance provides for the establishment of the Ocean City Home Charitable Foundation, Inc. (the “Foundation”), which will be a private charitable foundation established in connection with the offering funded with cash and stock with an aggregate value of $2 million. The stock component will be equal to 1.90% of the gross offering proceeds of the offering while the balance of the contribution will be in the form of cash.

The Company will infuse capital into the Bank sufficient to increase the core capital ratio to 10% of assets, retaining the balance of the offering proceeds. Furthermore, the Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1999 through 2003, and unaudited financial information as of June 30, 2004. We have also conducted due diligence related discussions with the Company’s management; Deloitte & Touche, LLP, the Company’s independent auditor; Muldoon Murphy Faucette & Aguggia LLP, the Bank’s conversion counsel; and Sandler O’Neill & Partners, L.P., the Bank’s financial and marketing advisor in connection with the Company’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company’s primary market area and have compared the Company’s financial

Board of Directors

August 6, 2004

performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company’s public shares.

Our Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s, the MHC’s and the Company’s values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 6, 2004, the aggregate market value of the Company’s common stock, assuming a full conversion offering, is $66,258,920. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

	Total Shares (1)	Aggregate Market Value(1)
Minimum	5,632,008	$56,320,080
Midpoint	6,625,892	$66,258,920
Maximum	7,619,776	$76,197,760
Supermaximum	8,762,742	$87,627,420

(1)	Based on a $10.00 per share price, pursuant to a full conversion.

Board of Directors

August 6, 2004

Based on the foregoing valuation, the Board has determined to offer 43.77% of the full value for sale in the minority stock offering, and issue an additional 1.90% of the total shares issued to the Foundation such that the minority ownership percentage at the conclusion of the transaction will equal 45.67%. The offering will incorporate the following range:

			Shares Held by the Public
	Total Shares	MHC Shares	Sold in the Offering	Foundation Shares(3)
Shares(1)
Minimum	5,632,008	3,060,000	2,465,000	107,008
Midpoint	6,625,892	3,600,000	2,900,000	125,892
Maximum	7,619,776	4,140,000	3,335,000	144,776
Supermaximum	8,762,742	4,761,000	3,835,250	166,492

Distribution of Shares(2)
Minimum	100.00%	54.33%	43.77%	1.90%
Midpoint	100.00%	54.33%	43.77%	1.90%
Maximum	100.00%	54.33%	43.77%	1.90%
Supermaximum	100.00%	54.33%	43.77%	1.90%

Aggregate Market Value
Minimum	$56,320,080	$30,600,000	$24,650,000	$1,070,080
Midpoint	$66,258,920	$36,000,000	$29,000,000	$1,258,920
Maximum	$76,197,760	$41,400,000	$33,350,000	$1,447,760
Supermaximum	$87,627,420	$47,610,000	$38,352,500	$1,664,920

(1)	Based on offering price of $10.00 per share.
(2)	Assume that 43.77% of the total shares issued are sold to the public and assumes that 1.90% of the total shares outstanding are issued to the Foundation.
(3)	Shares issued to the Foundation are equal to 1.90% of the total shares outstanding.

Board of Directors

August 6, 2004

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial’s valuation was determined based on the financial condition and operations of the Bank as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company’s financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President

James P. Hennessey
Senior Vice President

PRO FORMA VALUATION REPORT

OCEAN SHORE HOLDING CO.

HOLDING COMPANY FOR

OCEAN CITY HOME BANK

Ocean City, New Jersey

Dated As Of:

August 6, 2004

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

EDGAR Directory Contents

Ocean Shore Holding Co.

Microsoft Word File Name	Description
Cover.doc	Cover of Document
Board Letter.doc	Board of Directors Letter
Table of Contents.doc	Table of Contents
List of Tables.doc	List of Tables
Section 1.doc	Section 1 of Document
Section 2.doc	Section 2 of Document
Section 3.doc	Section 3 of Document
Section 4.doc	Section 4 of Document

Excel File Name	Description
Table 1-1.xls	Table 1.1 of Document (page 1.4)
Table 1-2.xls	Table 1.2 of Document (page 1.10)
Table 1-3.xls	Table 1.3 of Document (page 1.15)
Table 2-2.xls	Table 2.2 of Document (page 2.3)
Table 2-3.xls	Table 2.3 of Document (page 2.5)
Table 2-6.xls	Table 2.6 of Document (pages 2.9 & 10)
Table 3-1.xls	Table 3.1 of Document (page 3.4)
Table 3-2.xls	Table 3.2 of Document (page 3.6)
Table 3-3.xls	Table 3.3 of Document (page 3.9)
Table 3-4.xls	Table 3.4 of Document (page 3.12)
Table 3-5.xls	Table 3.5 of Document (page 3.13)
Table 3-6.xls	Table 3.6 of Document (page 3.15)
Table 4-1.xls	Table 4.1 of Document (page 4.7)
Table 4-3.xls	Table 4.3 of Document (page 4.16)
Table 4-4.xls	Table 4.4 of Document (page 4.21)
Table 4-5.xls	Table 4.5 of Document (page 4.25)
Table 4-6.xls	Table 4.6 of Document (page 4.26)

RP® Financial, LC.

LIST OF TABLES

OCEAN SHORE HOLDING CO.

Ocean City, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Unconsolidated Balance Sheet	1.4
1.2	Historical Balance Sheets	1.10
1.3	Historical Income Statements	1.15

2.1	Map of Branch Locations	2.1
2.2	Summary Demographic Data	2.3
2.3	Estimated and Projected Employment	2.5
2.4	Major Employers in Cape May and Atlantic Counties	2.6
2.5	Unemployment Trends	2.7
2.6	Deposit Detail for Cape May and Atlantic County	2.9

3.1	Peer Group of Publicly-Traded Thrifts	3.4
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Loan Portfolio Composition and Related Information	3.12
3.5	Credit Risk Measures and Related Information	3.13
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.15

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Market Area Unemployment Rates	4.8
4.3	Pricing Characteristics and After-Market Trends	4.16
4.4	Calculation of Implied Per Share Data – Incorporating MHC Second Step Conversion	4.21
4.5	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.25
4.6	Public Market Pricing	4.26

RP® Financial, LC.

Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Ocean City Home Bank (the “Bank”), organized in 1887, is a federally chartered stock savings bank which conducts operations through its main office in Ocean City, New Jersey. The Bank serves the southern New Jersey shore communities through a total of six full service branches – four branches are located in Atlantic County while two branches are situated in Cape May County. The Bank’s markets are in the southeastern corner of New Jersey, approximately 65 miles east of Philadelphia and 130 miles south of New York.

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2004, the Company had $499.1 million in assets, $410.6 million in deposits and total equity of $24.6 million equal to 4.93% of total assets. The Bank’s audited financial statements are included by reference as Exhibit I-1.

Current Organization Structure

Ocean Shore Holding Co. (“OSHC” or the “Company”) was organized on April 22, 1998, concurrent with the Bank’s reorganization from a federally-chartered mutual savings bank into a two-tiered mutual holding company structure. In conjunction with the reorganization, OC Financial, MHC (the “MHC”), was formed and concurrently owns all the capital stock of the Company. No stock was issued publicly pursuant to the reorganization. The Bank transferred $100,000 of retained earnings to the Company and $50,000 of retained earnings to the MHC. At the same time, the Bank converted to a federally-chartered stock savings bank with the Company owning all of its outstanding stock. The Company is a unitary savings and loan holding company and conducts its operations primarily through the Bank. A chart showing the current structure of the MHC, the mid-tier holding company and the Bank is set forth below.

RP® Financial, LC.

Page 1.2

One of the principal purposes of forming the mutual holding company was to facilitate growth and leveraging of the Bank and the Company. In this regard, in 1998 the Company created Ocean Shore Capital Trust I (the “Trust”), a wholly-owned subsidiary that issued $15 million of 8.67% Capital Securities (the “Capital Securities”), with a liquidation amount of $1,000 per unit and a scheduled maturity of July 15, 2028. The proceeds from the sale were utilized by the Trust to invest in $15.4 million of 8.67% Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company. The Debentures are unsecured and rank subordinate and junior in right of repayment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the option, subject to required regulatory approval, to prepay the Debentures in whole or in part, at various prepayment prices, plus accrued and unpaid interest thereon to the date of prepayment.

Prior to the adoption of FIN 46 and FIN 46(R), as of December 31, 2003, the Company classified the adoption of the Trust after total liabilities and before retained earnings on its consolidated statement of financial position. As a result of the adoption of FIN 46 and FIN 46(R), the Company deconsolidated the Trust. As a result, the junior subordinated debentures issued by the Company to the Trust, totaling $15.5 million, are now reflected as a liability of the Company.

RP® Financial, LC.

Page 1.3

Approximately $8 million of the funds raised through the issuance of the Capital Securities was infused into the Bank with the objective of increasing its regulatory capital and to facilitate targeted growth. The remaining balance of the funds raised (approximately $7 million) were retained by the Company and used to invest in investment securities, with the objective of defraying a portion of the debt service costs (which currently approximates $1.3 million). The Company sought to leverage the funds retained through purchasing various types of investment securities and mortgage-backed securities (“MBS”) funded by borrowings (primarily short-term reverse repurchase agreements or “Repos”).

In fiscal 2001, the Company utilized an additional $3 million of borrowed funds from a commercial bank for the purpose of infusing additional capital into the Bank to facilitate targeted growth through de novo branching while maintaining a “well capitalized” status. It is expected that a portion of the funds raised in the offering (described below) may be utilized to payoff the remaining bank debt with a current balance of $1.6 million.

Table 1.1 reflects these financing transactions at the mid-tier level to increase the subsidiary Bank’s capital. Thus, while the Bank’s equity is equal to $33.8 million as of June 30, 2004, or 7.06% of total assets, the Company’s balance sheet on a consolidated basis is considerably more leveraged, reflecting total equity of only $24.6 million, or 4.93% of total assets. As a result of the level of debt at the Company level, the earnings on investment income falls short of the debt service requirements during the recent period of low interest rates. Accordingly, during fiscal 2003 and the six months ended June 30, 2004, the Bank upstreamed dividends of $0.8 million and $0.4 million, respectively, to the Company to support its ability to service the debt.

Description of Plan of Stock Issuance

Pursuant to the Plan of Stock Issuance, the Company will publicly offer a 45.67% minority position of its common stock (“Minority Stock Issuance” or “Offering”), inclusive of stock issued to a newly-formed charitable foundation, and the MHC will retain a 54.33%

RP® Financial, LC.

Page 1.4

majority interest in the Company. OSHC will continue to be the sole subsidiary of the MHC and will own 100% of the Bank’s outstanding stock. The Company will retain approximately 50% of the net offering proceeds, a portion of which will be loaned to the newly-formed employee stock ownership plan (“ESOP”) to purchase 8.74% of the offering shares.

The offering proceeds are expected to facilitate the Company’s continued expansion and diversification. The Offering also provides the opportunity for local stock ownership, which may enhance the financial success of the Bank if local shareholders become/remain customers and promote the Bank’s products and services. The following summary indicates the initial allocation and reinvestment of the offering proceeds.

•	MHC. The MHC currently is the sole shareholder of the Company, and will retain a 54.33% majority ownership upon completion of the Offering. The MHC is not currently expected to engage in business activity other than stock ownership of the Company. The MHC was capitalized with $50,000 upon formation April 22, 1998, and no additional capitalization is anticipated with the Offering.

•	OSHC. The Company is expected to retain up to 50% of the net offering proceeds, which will be utilized to fund the loan for stock purchased by the newly-formed ESOP and the balance will be invested by the Company in high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, such funds are earmarked for various corporate purposes, including the possible payment of regular and/or special cash dividends, infusing additional equity into the Bank and/or repurchases of publicly-held common stock. In time, dividends are expected to be periodically paid to the Company from the Bank.

•	Bank. The greater of 50% of the net proceeds or an amount sufficient to increase the core capital ratio to 10% of adjusted assets will be infused into the Bank. The net investable cash is expected to be lower than the paid-in capital, based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending longer-term reinvestment into loans and investments.

The Bank expects to continue to pursue a controlled growth strategy, leveraging its strengthened pro forma capital, primarily through growth via current delivery channels, and through additional branches by de novo branching or acquisition if attractive opportunities arise. If appropriate, OSHC may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.

RP® Financial, LC.

Page 1.5

Establishment of a Charitable Foundation

In order to enhance the Company’s existing historically strong service and reinvestment activities in the local community, the Plan of Stock Issuance provides for the establishment of the Ocean City Home Charitable Foundation, Inc. (the “Foundation”), which will be a private charitable foundation established funded by cash and stock contribution with an aggregate value of $2 million. The stock component will be equal to 1.90% of the gross proceeds, and the balance of the contribution will be in cash. The dilutive impact of the contribution has been factored into the pro forma valuation.

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in Atlantic and Cape May Counties. In this regard, the Company has historically pursued a residential lending strategy for portfolio, with a moderate level of diversification into construction lending and commercial real estate lending. In this regard, the Company has emphasized high quality and flexible customer service, capitalizing on its local orientation and relatively broad array of products and services.

In the early 1990s, the Company was a relatively small institution with approximately $100 million in total assets and conducted operations through two offices. Subsequently, under the direction of current management, OSHC embarked on a growth and expansion strategy which included: (1) adding four branch offices in the regional area; (2) increasing total assets to nearly $500 million as of June 30, 2004; and (3) gradually diversifying the products and services offered to be more consistent with the product offerings of a community bank.

The Company’s branching strategy commenced in 1994 with the opening of the Ventnor and Linwood offices. While the addition of these two offices substantially bolstered the market presence, they also entailed significant startup costs, thereby impairing the near term earnings

RP® Financial, LC.

Page 1.6

position. The reduced earnings coupled with its modest capital surplus, led management to pursue the MHC reorganization for the purpose of issuing debt at the mid-tier level to bolster the Bank’s capital position (as described earlier). The additional capital facilitated the ability to pursue additional branching opportunities – the Egg Harbor Township office opened in 1998 and the Absecon office opened in 2002.

Residential loan growth has been facilitated by the employment of several commissioned loan originators while growth of the commercial loan portfolio has been fostered by the employment of two experienced commercial lenders as well as support staff. Substantially all of the Company’s residential mortgage loans are originated internally by the Company’s loan officers. Despite the commercial loan growth, residential mortgage loans continue to comprise the largest portion of the loan portfolio at $234.9 million, or 74.4% of total loans, as of June 30, 2004. In addition, the home equity loan portfolio has grown, and such loans totaled $33.7 million, or 10.7% of total loans, at June 30, 2004.

The majority of the Company’s permanent residential mortgage volume has been in 15 and 30 year mortgage loans. As a portfolio lender (secondary market sales have been limited), the Company has willingly accepted the interest rate risk related to such loans while managing its interest rate risk exposure through other techniques.

The Company’s interest-earning assets (“IEA”) also consist of interest-earning deposits and short- to intermediate-term investment securities and MBS, the majority of which are currently classified as available for sale (“AFS”). The Company’s general balance sheet objective is to deploy funds primarily into loans and maintain moderate balances of cash and investments, given the higher yields on loans. At the same time, this broad objective has been tempered as the Company has sought to utilize the investment portfolio as a means of shortening the average duration of the asset portfolio given the fixed rate lending emphasis. The liquidity of the investment portfolio has also been a key objective given the high proportion of transaction accounts.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, growth of checking and other transaction accounts have constituted the primary source of deposit growth for the Company, with such growth facilitated

RP® Financial, LC.

Page 1.7

in part by the establishment of a commercial call program and establishment of a sales culture within all the staff with customer contact, but also the emphasis on attracting public unit deposits. Moreover, the Company has emphasized customer convenience and service and has renovated branches to more effectively serve its retail customer base. The Company has introduced alternative delivery mechanisms including ATMs, a telephone call center and Internet banking to support the relatively high level of transaction accounts. As a result of checking account growth, transaction and savings accounts currently comprise a larger portion of the Company’s deposit composition than certificate of deposits (“CDs”).

OSHC has sought to establish a niche in marketing transaction accounts to local municipalities and school districts. Currently, the Company has such relationships with three municipal governments and 14 school districts. As of June 30, 2004, municipal deposits totaled $55.8 million, equal to 13.6% of total deposits and 34.7% of interest-bearing transaction accounts. Management believes that the success of this public unit deposit program is attributable to the high level of service provided, competitive rate structure and lower fee structure.

The Company has typically utilized borrowings in two different respects: (1) as a supplemental funding source to favorably manage funding costs and to manage interest rate risk; and (2) longer-term borrowings to finance growth and diversification. Following the Minority Stock Issuance, the Company may consider wholesale leveraging to increase earnings through purchases of investment securities and MBS funded by Repos or FHLB advances.

The Company’s earnings base is largely dependent upon net interest income and operating expense levels, reflecting a traditional operating strategy. In this regard, the Company’s recent earnings have been favorably impacted by balance sheet growth, notwithstanding modest spread compression in the recent interest rate environment. Earnings growth is expected on a post-offering basis as the proceeds are reinvested and leveraged.

The post-offering business plan of the Company is expected to be similar to the recent strategy with similar products and services. Specifically, the Company will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and

RP® Financial, LC.

Page 1.8

internal cash flows. In addition, the Company will continue to emphasize commercial real estate and construction lending. Balance sheet growth is expected to be enhanced through the establishment of additional branches in the regional market (up to two or three de novo branches are targeted within three years following the Offering, although the availability of branch sites and the incremental costs may influence the number and timing of de novo branches).

Balance Sheet Trends

Growth Trends

The Company’s strategy of growth and expansion, both through internal growth at existing branches and de novo branching, is evidenced in Table 1.2. Since December 31, 1999, total assets increased at an 8.3% compounded annual rate, from $348.2 million to $499.1 million currently. Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets, from 53.1% at December 31, 1999 to 63.1% at June 30, 2004, which limited the net interest margin compression during the low interest rate environment the last couple of years. Specifically, loans have increased at a 12.5% rate over this period while investments classified as available for sale (“AFS”) have increased at a comparatively modest 3.0% annual rate and investments classified as held to maturity (“HTM”) declined significantly.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 11.0% since 1999; in contrast, total borrowings have declined over the same period. The balance of subordinated debt has remained substantially unchanged since 1999, while the Repos and third party bank debt diminished. While FHLB advances have increased at a 16.7% compounded annual rate over the period, primarily for interest rate risk management purposes, the current balance is only $10 million. The growth in transaction accounts facilitated the reduction in the Bank’s borrowings and favorably reduced the cost of funds.

Equity increased 16.8% annually since the end of fiscal 1999, in part reflecting the Company’s strengthening earnings, coupled with the relatively leveraged capital ratio. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated reinvestment rate on the net offering proceeds in the current interest

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rate environment, the cost of the stock benefit plans and the public company reporting costs. Over the longer term, as the new equity is leveraged through growth, the pro forma return on equity is expected to improve.

Loans Receivable

Loans receivable totaled $314.8 million, or 63.1% of total assets, as of June 30, 2004, and reflects steady growth since year end 1999. Permanent 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 74.4% of total loans. The residential mortgage loan portfolio consists primarily of fixed rate mortgage loans, which comprise the substantial majority of residential mortgage loans originated. The Company is a portfolio lender and typically retains the longer term fixed rate loans it originates; secondary market loan sales have been limited.

Notwithstanding the reorientation of the Company’s operations to a more “community bank like” operating strategy, mortgage loans (including loans secured by 1-4 family properties, multi-family and commercial mortgages and properties under construction) continue to comprise 82.0% of total loans, while home equity loans comprise an additional 10.7% of total loans. Commercial and industrial loans (“C&I loans”) currently approximate 3.1% of total loans while consumer loans (excluding home equity loans) total less than 1% of total loans. The loan diversification has primarily been in commercial real estate lending.

Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets diminished from the end of fiscal 1999 owing to comparatively strong loan growth.

As of June 30, 2004, the Company’s portfolio of cash and cash equivalents totaled $45.6 million, equal to 9.1% of assets. The balance of cash and short-term funds is maintained at relatively high levels in comparison to many institutions owing to the large balance of transaction accounts, including many large balance municipal transaction accounts, whose balance can fluctuate significantly on a day-to-day basis. Investment securities available for

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sale (“AFS”) totaled $109.4 million, equal to 21.9% of assets (see Exhibit I-3 for the investment portfolio composition). The largest portion of MBS are classified as AFS while the balance of MBS and a small portfolio of municipal bonds are classified as HTM. The Company generally classifies its investments and MBS as AFS at the time of purchase, unless it is a relatively illiquid security (such as many of the securities in the municipal bond portfolio) wherein the intent will be to hold the issue to maturity.

MBS comprise the largest segment of the investment portfolio, totaling $53.9, or 10.8% of assets, as of June 30, 2004. Approximately 97% of the MBS portfolio was classified as AFS, and MBS primarily consist of pass-through agency securities. The balance of the investment securities portfolio totaled $55.5 million, or 11.1% of total assets, as of June 30, 2004, and was primarily comprised of corporate debt securities ($24.4 million), U.S. Government and agency securities ($19.7 million), miscellaneous other debt securities including municipal bonds ($10.0 million), and various equity securities ($8.1 million).

The Company’s corporate securities portfolio is comprised of investment grade securities (as rated by Standard & Poors or a major rating agency), rated BAA or better at the time of purchase; the portfolio is estimated to have a weighted average rating of approximately A- currently. The U.S. Government and agency securities are typically short- to intermediate-term securities with call provisions which effectively shorten their actual payoff vis-à-vis their contractual maturity. All such securities in the Company’s portfolio are expected to mature or be called by the end of 2006. The portfolio of municipal securities consist of both local and non-local securities while the equity securities portfolio is comprised of high quality ARM mutual fund investments as well as a small balance of Freddie Mac stock.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

Bank Owned Life Insurance

As of June 30, 2004, the balance of bank owned life insurance (“BOLI”) totaled $6.8 million, which reflects growth since the end of fiscal 1999 owing to increases in the cash

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surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

Funding Structure

Since fiscal year-end 1999, deposits have grown at a 11.0% compounded annual rate, with the largest portion of the growth being realized in savings and transaction accounts. In this regard, the proportion of CDs to total deposits has declined from 43% at fiscal year end 2000, to 28% as of June 30, 2004, as checking and savings accounts reflect a growing portion of the deposit base. The increase in core deposits (demand and savings accounts) has given the Company a longer-term customer relationship and a lower costing source of funds relative to CDs. Such core deposit growth is attributable to marketing initiatives as well as the success in attracting business checking and sweep accounts and demand deposits for municipalities. The municipal deposits are typically in the range of $60 million and currently represent 17 entities.

The Company has utilized borrowed funds to a moderate degree, both at the Company and Bank levels. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. A portion of the funds borrowed by the Company were infused into the Company to bolster regulatory capital to facilitate growth and branching initiatives.

Equity

Annual equity growth for the Company since the end of 1999 has approximated 11.7%, reflecting moderate profitability and a relatively leveraged capital ratio on a consolidated basis. As of June 30, 2004, the Company’s consolidated equity totaled $24.6 million, or 4.93% of total assets. At the same date, the Bank’s capital ratios were higher reflecting the Company’s borrowings at the mid-tier level. The Bank maintained capital surpluses relative to its regulatory

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capital requirements at June 30, 2004, and qualified as a “well capitalized” institution. The offering proceeds will serve to further strengthen the Bank’s regulatory capital position as well as the Company’s GAAP equity on a consolidated basis. The principal objective of the Minority Stock Issuance is to raise capital to support the Company’s ability to achieve targeted growth. Importantly, the equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.

Income and Expense Trends

Table 1.3 shows the Company’s historical income statements for the past five years and for the 12 months ended June 30, 2004. The Company reported positive earnings during each period, ranging from a low of $778,000, or 0.22% of average assets, during fiscal 2000, to a high of $2.8 million, or 0.57% of average assets, for the 12 months ended June 30, 2004. Consistent with the Company’s traditional operating strategy, net interest income and operating expenses have been the dominant components of earnings. Non-interest operating income has been a limited contributor to earnings. Loan loss provisions, as well as non-operating income items, have had only a modest impact on the Company’s earnings during this period. These trends are described more fully below.

Net Interest Income

Net interest income has grown over the period due to balance sheet growth, an increase in the proportion of loans/assets and an increase in the proportion of core deposits. Specifically, net interest income increased from $8.1 million in fiscal 1999 to $12.9 million for the 12 months ended June 31, 2004. These trends limited the net interest income ratio compression experienced by many institutions due to the lowest mortgage rates in 40 years. In this regard, the ratio of net interest income to average assets peaked in fiscal 2002 at 2.87% of average assets and has subsequently trended downward to equal 2.65% of average assets for the 12 months ended June 30, 2004.

Spread compression has been experienced in the low rate environment as a result of payoffs among the Company’s higher rate loans, rate modifications extended to existing

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borrowers to forestall refinancing with another lender and the limited ability to further reduce deposit costs (particularly the municipal deposits which have a floor rate of 1.25%). Specifically, the Company’s interest rate spread decreased from 2.99% in fiscal 2002, to 2.79% in fiscal 2003 and equaled 2.88% during the six months ended June 30, 2004 (see Exhibit I-4). The initial reinvestment of the offering proceeds should increase net interest income; however, the current marginal reinvestment yields are expected to depress overall asset yields, interest spreads and the interest income ratio.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s relatively strong local market area. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis, and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

For the 12 months ended June 30, 2004, loan loss provisions totaled $360,000, or 0.07% of average assets, which reflects modest growth in the loan portfolio rather than specific loan problems. The level of loan loss provisions also limited chargeoffs; loan chargeoffs equaled $19,000 in fiscal 2003 and $4,000 for the six months ended June 30, 2004.

Non-Interest Income

Other income has shown an upward trend in dollar terms and as a percent of average assets since fiscal 1999, from $1.0 million (0.31% of average assets) to $2.2 million (0.75% of average assets) for the 12 months ended June 30, 2002, reflecting OSHC’s balance sheet growth, expansion of overall business volumes and continued growth of fee generating products such as commercial lending and transaction accounts. The bulk of OSHC’s fee income is comprised of fees related to its depository activities, lending, and mortgage servicing. However, the Company has also diversified into non-traditional product lines (primarily brokerage services), which provide a modest amount fee income. Additionally, non-interest income was further enhanced

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by the purchase of BOLI, wherein the income from the increase in the cash surrender value of the policies is reflected as non-interest income. Growth in the level of non-interest operating income is expected to be gradual.

Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, de novo branching and revenue diversification strategies. Specifically, cost increases reflect increased business volumes facilitated by the employment of seasoned commercial lenders and support staff and the opening of two full service branch offices since 1998. While operating expenses have experienced a pronounced increase, the faster asset growth diminished the expense ratio. Specifically, 1999 operating expenses approximated $7.8 million, or 2.30% of average assets, while operating expenses approximated $10.4 million, or 2.13% of average assets, for the most recent 12 months.

Further upward pressure on the Company’s operating expense ratio is expected over the next several years due to planned expansion (due to two to three de novo branches over the next three years) and the expense of the stock benefit plans and public company expense.

Non-Operating Income/Expense

Non-operating income and expenses have had a limited impact on earnings over the last several years, and have primarily consisted of gains on the sale of loans and investments. During fiscal 2003, the Company reported $118,000 of non-operating income relating to gains on the sale of approximately $5 million of fixed rate mortgage loans for interest rate risk purposes. There was no non-operating income reported for the 12 months ended June 30, 2004.

Taxes

The Company’s average tax rate has ranged between 28.75% and 39.58% over the last five fiscal years and equaled 36.23% for the 12 months ended June 30, 2004. The Company is currently evaluating the merits of establishing a special purpose investment subsidiary for the purpose of minimizing its state tax liability, which approximates 9.0% of pre-tax income. If the Company pursues this strategy, the Company’s marginal tax rate on taxable income may be reduced from approximately 40%, to as low as 34%, which would reflect its marginal federal corporate tax rate.

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Efficiency Ratio

The Company’s efficiency ratio has been less favorable over the last 18 months largely due to a concurrent reduction in the ratio of net interest income due to spread compression. Specifically, the efficiency ratio increased from 67.1% in fiscal 2002 to 68.9% for the 12 months ended June 30, 2004. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields, and the expenses related to stock benefit plans and potential de novo branching may limit the benefit.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

•	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending;

•	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

•	Promoting transaction accounts (including municipal deposits) and, when appropriate, longer term CDs;

•	Utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Maintaining a strong capital level;

•	Increasing non-interest income;

•	Limiting investment in fixed assets and other non-earnings assets; and

•	Potentially selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations.

The rate shock analysis as of March 31, 2004 (see Exhibit I-5) as prepared by OTS for the Bank, reflects a modest liability sensitive position with the net portfolio value (“NPV”) declining by a 185 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 9.36%. The post-shock NPV ratio for the Company on a consolidated basis is not modeled but may likely be lower given its

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more leveraged structure on a reported basis. However, in addition to modeling the NPV ratio, the Company also projects the potential changes to its net interest income (“NII”) for a 12 and 24 month period under rising and falling interest rate scenarios. Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Company’s net interest income is projected to decrease by less than 1% within a 12 month period and increase by 3.01% over a 24 month period relative to the base case levels, indicating a neutral to slightly asset sensitive position.

Overall, the data indicates mixed results, as the impact to the Company’s NPV suggests that rising rates would have an adverse impact over the long term but net interest income would be positively impacted over the short term (i.e., over the next 24 month period). At the same time, there are numerous limitations inherent in such analyses such as the credit risk of Company’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem (i.e., Company has recently experienced spread compression in a declining rate environment as loans repriced downward more rapidly than CDs and the pricing of transaction and savings accounts changed relatively modestly in comparison to the rates on government securities and other major money market rates).

One factor impacting the Company’s interest rate risk which is particularly difficult to quantify is the degree to which deposits will reprice in a response to a change in interest rates. Several factors potentially make the Company’s deposit costs somewhat more volatile than many similar institutions. Specifically, the Company prices its deposits in the upper end of the competitive range which may result in a more rate sensitive depositor base. Additionally, the approximately $55.8 million of municipal transaction accounts as of June 30, 2004, carry rates which are tied to the 91 Day T-bill rate, in effect making these accounts highly sensitive to changes in short term money market rates. The municipal deposits have a floor rate of 1.25%, and the 91 Day T-bill rate was still below this floor rate at June 30, 2004.

Lending Activities and Strategy

The Company’s lending activities have maintained the traditional emphasis of 1-4 family permanent mortgage lending. Lending diversification has primarily included home equity loans, and to a lesser extent, loans secured by commercial real estate and multi-family loans,

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construction loans, and consumer loans. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of June 30, 2004, permanent first mortgage loans secured by residential properties totaled $234.9 million, equal to 74.4% of total loans, while home equity loans totaled $33.7 million, or 10.7% of loans. Commercial real estate and multi-family loans together approximated 7.6% of total loans; the remaining balance was comprised of construction loans and non-mortgage commercial and industrial (“C&I”) loans and various types of consumer credit.

Residential Lending

As of June 30, 2004, residential mortgage loans equaled $234.9 million, or 74.4% of total loans, the majority of which were fixed rate mortgages. Adjustable rate mortgage (“ARM”) loans approximated $73.5 million as of June 30, 2004 (including hybrid loans). Although the Company originates both fixed rate and adjustable rate 1-4 family loans, market demand is dominated by fixed rate loans. While the Company’s fixed rate loans are offered with a wide range of terms, including 10, 15, 20, 25 and 30 years, the bulk of the recent origination activity has consisted of 15 and 30 year loans.

The majority of the 1-4 family residential mortgage loans conform to standards set by either Freddie Mac or Fannie Mae. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans) or due to the characteristics of the property, while otherwise meeting the agency credit criteria. The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 95%, with private mortgage insurance (“PMI”) being required for loans in excess of a 80% LTV ratio. The majority of the Company’s construction loan portfolio is secured by residential properties. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market.

As a result of the Company’s market presence in the southern New Jersey shore area, the residential mortgage portfolio has a relatively high proportion of mortgage loans secured by second homes or by investment properties (i.e., seasonal beach rental properties). In this regard, management estimates that approximately 60% to 65% of the residential mortgage portfolio is comprised of loans secured by the borrower’s primary residence, while the balance is secured by either second homes or rental properties, thus raising the risk profile of such loans.

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The Company’s home equity loans including fixed rate amortizing term loans (“HELs”) as well as variable rate lines of credit (“HELOCs”). Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. Home equity loans approximated $33.7 million as of June 30, 2004. When combined with the first mortgage loan, the Company will make home equity loans up to a 90% LTV.

Multi-Family and Commercial Mortgage Lending

Multi-family and commercial mortgage lending has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in southern New Jersey and are generally originated by the Company but may include participation interests purchased from other local lenders (including loans which are for low-to-moderate income housing). As of June 30, 2004, multi-family and commercial mortgage loans equaled $24.0 million (7.6% of loans).

Multi-family and commercial mortgage loans are typically offered with fixed rates of interest for the first five years of the loan, which are then subject to call provision or rate adjustment. Such loans typically possess terms ranging from one to five years, with amortization periods of five to 20 years, and LTV ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction.

Construction Loans

Construction lending has expanded modestly over the last several years reflecting the Company’s portfolio diversification efforts. The Company originates residential and, to a lesser extent, commercial construction loans. Such lending shortens the average duration of assets and support asset yields. The Company generally limits such loans to known builders and developers with established lending relationships with the Company. The majority of the Company’s construction lending is in Atlantic and Cape May Counties. Construction loans generally have variable rates of interest, terms of up to 2 years (but most typically 12 months) and LTV ratios up to 90% for a residential property and 80% for a commercial property.

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Non-Mortgage Lending

The Company’s efforts to increase commercial lending have primarily centered on the development of real estate secured relationships, as C&I loans remain limited. As of June 30, 2004, C&I loans totaled $9.6 million, or 3.1% of total loans. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. The types of commercial loans offered include lines of credit and business term loans. Most line of credit and business term loans are secured by real estate and other assets such as inventory or accounts receivable. The Company also offers time notes, letters of credit and loans guaranteed by the Small Business Administration.

Consumer loans are generally offered to provide a full line of loan products to customers and typically include student loans, loans on deposits, auto loans, and unsecured personal loans. As of June 30, 2004, consumer loans excluding home equity loans totaled $1.1 million, equal to 0.9% of total loans.

Loan Originations, Purchases and Sales

Exhibit I-9 provides a historical summary of the Company’s lending activities. Consistent with its strategy, 1-4 family permanent mortgage and home equity lending comprised the substantial majority of loan originations over this time frame. Specifically, during fiscal 2003, permanent 1-4 family mortgage loan originations totaled $83.4 million in fiscal 2003 (59% of total originations); home equity loan originations, which comprised the substantial majority of consumer loan originations, totaled an additional $24.5 million (17% of total originations). Originations of 1-4 family loans increased notably in the fiscal 2001 to fiscal 2003 period (from $27.6 million in fiscal 2000 to $83.4 million in fiscal 2003) as declining mortgage rates that triggered an increase in demand for loans to be refinanced as well as for loans to fund purchases of new and existing homes.

In addition to total originations, the Company also modified a substantial number of loans in portfolio to retain the customer relationship. Loan modifications resulted in increased fee income, but reduced the yield on loans. Loan modifications over recent periods were as follows:

	Amount	# of Loans
	($Mil)
2001	$8.5	56
2002	25.5	149
2003	57.0	382
2004(1)	11.7	73

(1)	Through 6/30/04.

Source: Internal reports.

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As reflected in Exhibit I-9, loan purchases and sales have been limited, as the Bank is primarily a portfolio lender. Purchases approximated $0.5 million during the first six months of fiscal 2004, and purchases over the previous five fiscal years totaled only $394,000. Loan sales have fluctuated, ranging from a high of $18.6 million in fiscal 1999, to a low of $0.7 million in fiscal 2000, and equaled $5.1 million in fiscal 2003.

Asset Quality

The Company’s asset quality has historically been strong and the level of non-performing assets (“NPAs”) is low currently. As reflected in Exhibit I-10, the NPA balance was $7,000, equal to less than 1 basis point of total assets. The ratio of allowances to total loans equaled 0.41% while reserve coverage in relation to NPAs was very strong (see Exhibit I-11).

The Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Additionally, the Company performs a review of major loans (i.e., balances in excess of $1 million) at least annually while also performing reviews of randomly selected homogenous loans. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. Such reserve adequacy reviews are conducted by management on at least a quarterly basis.

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Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds. As of June 30, 2004, deposits totaled $410.6 million, which reflects 11% compounded annual growth since the end of fiscal 1999. As discussed previously, deposit growth has been facilitated by the opening of two branch offices since 1998, the development of a sales oriented call program, and the implementation of a strategy to solicit transaction accounts to local municipalities and school districts. Management believes that the Company’s deposit pricing places the Company in the upper end of the local competition, which it believes necessary to meet current and future growth objectives.

Lower costing savings and transaction accounts totaling $202.4 million comprised approximately 72% of the Company’s deposits at June 30, 2004 (see Exhibit I-12). The proportion of savings and transaction accounts reflects an increase since fiscal 1999 partially as a result of implementation of the community banking strategy, call program, and program to intensively market transaction accounts to local governments and school districts. The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less. As of June 30, 2004, CDs with balances equal to or in excess of $100,000 equaled $30.8 million.

As of June 30, 2004, borrowed funds consisted of subordinated debt ($15.5 million), FHLB advances ($10.0 million) and other borrowed funds ($34.7 million), primarily consisting of variable rate or short term Repos. As previously discussed, the subordinated debt was issued by the Company to provide additional capital for the Bank, and to provide investment income at the holding company level through reinvestment into MBS. The Repos have generally been employed to provide short term liquid funds for reinvestment into securities at a positive spread. The FHLB advances in the Company’s portfolio all consist of fixed rate fixed term advances obtained with objective of extending the duration of liabilities so as to minimize the Company’s interest rate risk exposure.

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Subsidiary

The Company has one subsidiary, Seashore Financial Services, LLC., which is primarily involved in the sale of non-deposit investment and insurance products.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

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II. MARKET AREA

Introduction

Established in 1887, OSHC has always been operated pursuant to a strategy of strong community service, and its dedication to being a community-oriented financial institution has supported customer loyalty and recent growth trends. OSHC is headquartered in Ocean City, New Jersey, and serves the southern New Jersey shore communities through a total of six full service branches. A total of four branches are located in Atlantic County while two branches are situated in Cape May County. The Company’s markets are in the southeastern corner of New Jersey, approximately 65 miles east of Philadelphia and 130 miles south of New York.

The Company intends to continue expanding its regional branch office network and although no specific sites have been identified, the Company’s business plan contemplates the establishment of up to 3 de novo branches over the next three years. Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise. A map showing the Company’s office coverage is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Table 2.1

Ocean Shore Holding Co.

Map of Branch Locations

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OSHC has benefited from a number of key characteristics of its market area. First, Atlantic County is one of the fastest growing areas in New Jersey as a result of a number of factors including the availability of land for development in inland areas at a relatively moderate cost. The comparatively moderate cost of housing and relatively affordable cost of living overall, has attracted many retirees, many of whom formerly resided in the nearby New York and Philadelphia metropolitan areas. The population of retirees has typically has facilitated the Company’s deposit growth. Additionally, coastal areas of OSHC’s market are large resort areas with many seasonal businesses and a high proportion of second homes and rental properties. Furthermore, the presence of Atlantic City provides a large source of employment for many residents with its hotels and resorts, restaurants, and other entertainment facilities.

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

Market Area Demographics

Demographic growth has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.2. Atlantic and Cape May Counties had populations of 261,000 and 104,000, respectively, as of 2003 for an aggregate population of 365,000 for the two county market. Atlantic County is comparatively larger, bolstered by the presence of Atlantic City and the proximity of inland portions of the market to Philadelphia. Moreover, population growth trends for the Atlantic County market are relatively favorable, modestly exceeding the average for the state of New Jersey (i.e., 1.1% annually for Atlantic County versus 0.9% for the State of New Jersey). Growth in Cape May County equaled 0.7% for the 2000-2003 periods reflective of its comparatively remote location from major urban centers which has limited development in areas outside of the beach communities. Population projections prepared by Claritas indicated that

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future population growth is expect to remain consistent with the recent historical trend and thus, growth in Cape May County will continue to fall below the average for New Jersey and Atlantic County, while the growth rate for Atlantic County is projected to exceed the New Jersey average.

Household growth rates for the Company’s markets as well as the State of New Jersey and the U.S. were more uniform, in the range of 1% annually for the New Jersey aggregates, which fell below the national average of 1.2% for the 2000 to 2003 time period, and a projected 1.4% annually for the subsequent five year period.

Median household and per capita income in Atlantic and Cape May Counties are lower than the comparable figures for New Jersey which management attributes to several factors. First, there has been an influx of retirees with limited incomes but moderate to substantial wealth. Additionally, since the Company’s market is located outside of a major metropolitan area, income levels are comparatively modest in the absence of an abundance of high paying white collar jobs. As will be shown below, lower paying service jobs provide a relatively large portion of employment overall.

Summary of Local Economy and Workforce

The economy of the Company’s markets is focused on the service sector, owing to the presence of Atlantic City, with its hotels and gaming operations, as well as to the many resort communities present in the southern New Jersey shore area. As reflected in Table 2.3, which shows estimated and projected employment by major occupational group, service occupations provided for 59,300 jobs in Atlantic County as of 2000, equal to 37.3% of all employment, while providing for 13,050 jobs in Cape May County or 30.0% of total employment. Moreover, projections by the New Jersey Department of Labor reflect that services sector will remain the largest single component of the labor market through 2010, and will achieve the greatest job growth overall. Other significant components of the labor market include various professional occupations, administrative support jobs, and sales/sales support positions. Overall, the Atlantic County labor market is projected to increase by 13.7% through 2010, while the Cape May County labor market is projected to grow by 11.0% over the corresponding time frame.

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The importance of the hotel and gaming operations situated in Atlantic City are evidenced by the data showing the largest employers in Cape May and Atlantic Counties. Specifically, four of the five largest employers and eight of the top 10 largest employers in the market are hotel casinos employing thousands of local residents. Other large employers include several medical facilities and government operations centers. In addition to the large employers listed in Table 2.4, there are numerous small businesses supporting the hotel/casino operations as well as serving many seasonal and part-time residents, particularly in the shore communities.

Table 2.4

Ocean Shore Holding Co.

Major Employers in Cape May and Atlantic Counties

Employer	Employees
Aztar Corpration	5,000+
Trump Properties	5,000+
Atlantic City Hilton	2,500-4,999
Bally’s Park Place	2,500-4,999
Civil Right Div. on Law & Public Safety	2,500-4,999
Harrah’s Atlantic City	2,500-4,999
Resort Casino	2,500-4,999
Showboat Casino & Hotel	2,500-4,999
Federal Aviation Administration	2,500-4,999
Ancora Psychatric Hospital and School	1,000-2,499
Atlantic City Medical Center	1,000-2,499
Richard Stockton College	1,000-2,499
Shore Memorial Hospital	1,000-2,499
Woodbine Development Center	1,000-2,499
Claridge Hotel and Casino	1,000-2,499
Sands Hotel and Casino	1,000-2,499

Sources: South Jersey Works.

Unemployment Trends

Unemployment trends in the market area and New Jersey are displayed in Table 2.5. The unemployment rates in the Company’s markets were higher than the New Jersey and national averages as of April 2003 and April 2004, partially reflecting the seasonal nature of local

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employment. In this regard, unemployment is typically lowest in the summer months when many seasonal businesses servicing tourists and summer residents are open, and highest in the off-season, which peaks during the winter months. Unemployment rates in the Company’s market as well as on a state and national basis have been trending downward for the most recent 12 month period for which data is available, as the regional and national economies have realized an improving trend.

Table 2.5

Ocean Shore Holding Co.

Unemployment Trends(1)

Region	April 2003 Unemployment	April 2004 Unemployment
United States	6.0%	5.6%
New Jersey	6.0%	5.3%
Cape May County	8.4%	7.9%
Atlantic County	6.7%	6.3%

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

Competition for deposits in the Bank’s primary market area is intense, which is the result of a number of factors including the relatively large size and growth characteristics of the markets served by the Bank, and its relative proximity to both the Philadelphia and New York markets. The Atlantic County deposit market is dominated by commercial banks which accounted for 88% of all deposits as of June 2003, while savings institutions maintained a 58% market share in Cape May County. Growth rates for savings institutions are comparatively strong in both markets, equal to 29.5% in Atlantic County and 15.1% in Cape May County for the 2003 period. Importantly, the data reveals that OSHC has been growing in excess of the market average in both Atlantic and Cape May Counties, and thus, has achieved an expanding market share. However, while its market share has been increasing, the Company’s market share equal to 5.0% in Atlantic County and 9.4% in Cape May County remains comparatively modest.

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The largest competitors in the markets served by the Company are comprised of some of the largest financial institutions in New Jersey and the nation as a whole. In this regard, Bank of America holds the largest market share in Atlantic County (22.1%) and the fourth largest market share in Cape May County (12.0%). Other large competitors include Commerce Bancorp, Sun Bancorp, Wachovia and PNC. Additionally, there are numerous other community oriented financial institutions which provide a substantial level of competition to the Company, incorporating many of the same strategies employed by the Company (i.e., offering a high level of service, products and services tailored to meet the local market needs, etc.).

The proceeds from the minority stock offering will enhance the Company’s competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of OSHC’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of OSHC is provided by these public companies. Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between OSHC and the Peer Group, will then be used as a basis for the valuation of OSHC’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 19 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) market expectations of the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC’s financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for OSHC’s valuation should be comprised of thrifts in MHC form, and not of full stock thrifts. In this regard, a Peer Group comprised of public

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MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a “remutualization” transaction or a merger with another MHC – as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds. Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including: (1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

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Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Company. In this analysis, we consider the pro forma impact of the offering on the Company. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selected Peer Group

Among the universe of nearly 180 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Company. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1.0 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1.0 billion and all eleven were selected for the Peer Group. While the Peer Group is not exactly comparable to the Company, we believe such companies form a good basis for the valuation of the Company. To the extent significant differences exist, valuation adjustments will be made accordingly.

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On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have nearly twice the capital level and slightly higher profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

			MHC Peer Group
	All Publicly-Traded		Reported Basis		Fully- Converted Basis(1)
Financial Characteristics (Averages)
Assets ($Mil)	$2,864		$366		$408
Equity/Assets (%)	10.82%		12.11%		22.01%
Core Return on Assets (%)	0.68		0.63		0.67
Core Return on Equity (%)	7.18		4.92		2.90

Pricing Ratios (Averages)(2)
Price/Core Earnings (x)	19.10	x	34.96	x	31.97	x
Price/Book (%)	152.76%		204.73%		96.43%
Price/Assets (%)	16.41		25.03		21.36

(1)	Pro forma basis.
(2)	Based on market prices as of August 6, 2004.

The following sections present a comparison of OSHC’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company’s pre-offering equity ratio of 4.9% of assets falls well below the Peer Group average of 12.1%; moreover, even with the addition of offering proceeds, the pro forma capital position will remain below the Peer Group’s ratio on both a reported and fully converted

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basis. Neither had a significant amount of intangible assets. The increased equity is anticipated to enhance OSHC’s earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company’s return on equity (“ROE”), based on both reported and core earnings. Both the Company’s and the Peer Group’s current equity ratios reflect surpluses over regulatory capital requirements; and on a post-offering basis the Company’s cushion over capital requirements will be enhanced.

The Company’s asset composition reflects a higher concentration of loans to assets, at 63.1% versus a 58.1% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (32.3% of assets versus 36.7% for the Peer Group). Overall, the Company’s interest-earning assets (“IEA”) approximated 95.4% of assets, which was higher than the comparative Peer Group ratio of 94.8%. The Company’s higher IEA ratio reflects, in part, the limited investment in fixed assets and no intangible assets in comparison to the Peer Group. On a pro forma basis, the Company’s IEA advantage is expected to increase as the net proceeds are reinvested into IEA.

The Company’s deposits equaled 82.3% of assets, which was above the Peer Group average of 76.1%. A unique aspect of the Company’s deposit base in comparison to the Peer Group is the large balance of public funds; the Peer Group does not report a comparable level of public funds. Borrowings (including subordinated debt) were utilized to a lesser degree by the Peer Group, at 10.3% versus OSHC’s ratio of 12.0%. Balances of subordinated debt equaled 3.1% versus only 0.5% for the Peer Group. Total interest-bearing liabilities (“IBL”) maintained by OSHC and the Peer Group, equaled 94.3% and 86.4% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

OSHC experienced higher annual asset growth than the Peer Group, at 9.39% and 4.67%, respectively, reflecting the Company’s stronger loan growth (10.54% versus 5.56% for the Peer Group on average).

The Company’s deposit growth rate the last 12 months equaled 11.84% versus an average of 3.25% for the Peer Group. The Company’s higher deposit growth was supported by its

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strategy of providing a high level of service, and to its deposit pricing strategies which place the Company’s offered rates in the upper end of the competitive range. At the same time, the Company paid down a small portion of its borrowed funds in contrast to net growth of nearly 22% for the most recent 12 months for the Peer Group.

The Company’s equity increased 9.65%, versus 0.25% for the Peer Group. The Peer Group’s more limited equity growth, notwithstanding comparable profitability, reflects dividend and capital management strategies. On a post-offering basis, the Company’s capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.

Income and Expense Components

Table 3.3 displays comparative statements of operations for the Company and the Peer Group. OSHC and the Peer Group reported net income to average assets ratios of 0.57% and 0.66%, respectively. The Company’s operations reflect a relatively favorable level of operating expense, the benefits of which are offset by a comparatively weaker net interest income ratio and lower level of non-interest fee income.

The Company’s interest income and interest expense ratios relative to average assets were less favorable in comparison to the Peer Group, resulting in a weaker net interest income ratio. The Company’s lower interest income ratio was the result of its lower yield on interest-earning assets despite higher loans/assets ratio and IEA/assets ratios (4.98% versus 5.30% for the Peer Group). Additionally, the Company’s lower yields reflect its more limited investment in higher yielding commercial mortgage and C&I loans. The Company’s higher interest expense ratio, 1.92% versus 1.82% of average assets for the Peer Group, reflects the Company’s higher IBL ratio and higher use of borrowings, which is partially offset by its more favorable core deposit mix. OSHC’s interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Company. Overall, the Company’s net interest income ratio of 2.65% compared unfavorably to the Peer Group average of 3.23%.

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Non-interest operating income is a lower contributor to OSHC’s earnings relative to the Peer Group, at 0.45% and 0.70%, respectively, which is indicative of the Company’s traditional strategy and lesser emphasis on other fee income generating activities.

OSHC operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending), less revenue diversification strategies and a relatively large average branch size. The low cost structure of the Company’s operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.2 million for the Company, versus a comparable measure of $3.6 million for the Peer Group. Overall, the operating expense ratios for OSHC and the Peer Group were 2.13% and 2.91%, respectively. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and public company expenses. Intangible assets amortization was nominal for the Peer Group, and the Company had no amortizing intangible assets.

OSHC’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 68.9% is more favorable than the Peer Group’s ratio of 74.1%, as the Company’s revenue ratios disadvantages were more than offset by its lower operating expense ratio. On a post-offering basis, the Company’s efficiency ratio may improve marginally.

Loan loss provisions for the Company and the Peer Group were relatively modest, amounting to 0.07% and 0.13% of average assets for OSHC and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Company’s very low ratio.

The Company did not have any non-operating income for the last 12 months, while the Peer Group reported net non-operating income equal to 0.07% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not typically viewed as being a recurring source of income, and thus will be excluded in the valuation analysis.

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The Company’s effective tax rate for the last 12 months of 36.23% is modestly above the Peer Group average of 24.13%. The Company expects that its effective tax rate may diminish modestly if certain tax planning strategies with respect to state corporate taxes are adopted, but its average tax rate will nonetheless remain at a disadvantage in comparison to the Peer Group.

Loan Composition

Table 3.4 presents comparative data related to loan portfolio composition and investment in MBS. The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and MBS than maintained by the Peer Group (57.9% versus 47.1% for the Peer Group). The Company’s higher ratio was attributable to a higher investment in permanent 1-4 family loans as the MBS ratio was similar. Given the Company’s historical philosophy of retaining the majority of loans originations for portfolio, loans serviced for others represented a less significant off-balance sheet item for the Peer Group. Both the Company and the Peer Group had a limited level of servicing intangibles.

The Peer Group’s lending activities show greater diversification in the areas of multi-family and commercial mortgage lending and non-mortgage consumer lending than for the Company. Specifically, multi-family and commercial mortgage loans represented 10.9% of assets as compared to 4.8% for the Company, while consumer and commercial loans equaled 10.3% of assets for the Peer Group as compared to 8.9% for the Company on average. Conversely, the Company was slightly more active in construction lending, with 2.4% of assets invested in construction loans versus 1.2% for the Peer Group on average. Overall, the Company’s risk-weighted assets to total assets ratio equaled 53.2%, below the Peer Group average of 55.6%.

Credit Risk

The Company’s credit risk exposure appears to be lower than the Peer Group’s, on average, based on the ratios of NPAs/assets and reserve coverage ratio. As shown in Table 3.5,

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the Company’s ratio of NPAs and accruing loans that are more than 90 days past due was nominal and below than the comparable Peer Group ratio of 0.67%. The Company maintained a significantly lower non-performing loans/loans ratio than the Peer Group (less than 1 basis point versus 0.86% for the Peer Group). Given the limited level of NPAs, the reserve coverage for the Company was not particularly meaningful while chargeoffs for both the Company and the Peer Group were minimal. The one area of credit quality where the Company falls short of the Peer Group is with respect to the ratio of reserves to total loans, which equaled 0.41% for the Company versus 1.00% for the Peer Group on average.

One factor potentially impacting the Company’s credit risk exposure is that its market presence in the southern New Jersey shore area provides OSHC with a high proportion of mortgage loans secured by second homes or by investment properties (including seasonal beach rental properties), estimated in the range of 35% to 40%. While comparable data is not readily available for the Peer Group, the markets served by the Peer Group are generally not in similar types of markets.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, OSHC’s lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group but will nonetheless remain below the Peer Group average. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.

To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for OSHC and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, OSHC was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. At the same time, the Company’s net interest income ratio should stabilize to some degree following the minority stock offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

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Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of OSHC. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine the Company’s estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a Peer Group of relatively comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the closing of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company’s value, the market value of the stocks of public MHC institutions, or the Company’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

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Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial condition are noted as follows:

•	Overall A/L Composition. The Company’s asset composition includes a higher proportion of loans overall, with both 1-4 family mortgage loans and home equity loans exceeding the Peer Group average. The Peer Group was more diversified in the areas of multi-family/commercial mortgage lending and non-mortgage commercial lending, which appears to provide a yield advantage relative to 1-4 family loans. The Company maintains a stronger core deposit mix, but has also utilized borrowings to a greater extent than the Peer Group. The Company’s ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage.

•	Credit Quality. The Company’s credit risk profile appears to be comparatively favorable based on lower NPAs/assets and strong reserve coverage ratios in relation to NPAs and non-performing loans (“NPLs”). At the same time, the Peer Group’s credit quality ratios are also relatively strong and their history of loan losses and chargeoffs has been limited. Partially offsetting these positive characteristics, the Peer Group maintains higher reserve coverage than the Company in relation to total loans outstanding and OSHC has a relatively high level of loans secured by rental properties and second homes.

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•	Balance Sheet Liquidity. The Company currently maintains a slightly lower level of cash, investments and MBS. The infusion of the stock proceeds will initially increase the Company’s level of liquid assets pending longer-term investment in loans and longer-term securities. The Company appears to have lower current borrowings capacity than the Peer Group due to the proportionately larger balance of borrowed funds currently outstanding. Moreover, the Company is believed to have more limited ability to borrow at the holding company level for capital management purposes given the outstanding borrowings.

•	Equity Capital. The Company’s pro forma equity/assets ratio will fall below the Peer Group average on both a reported and fully converted basis. Moreover, the high level of subordinated debt at the holding company level limits the ability to issue additional debt for the purpose of bolstering the Bank’s capital ratio as referenced above.

On balance, we have made a slight downward adjustment for the Company’s financial condition on a pro forma basis relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings growth heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Earnings. The Company’s pre-conversion profitability (i.e., ROA) is below the Peer Group average, as OSHC operates with weaker net interest income and non-interest income ratios, which are offset by the Company’s favorable operating expense ratio. After adjusting for the Peer Group’s net non-operating income, the Peer Group still maintains a core earnings advantage relative to the Company. On a pro forma basis, the Company’s initial proceeds reinvestment benefit will be offset to a greater extent by the stock benefit plans expense than for the Peer Group on a fully-converted basis. Thus, the Company will remain at an earnings disadvantage.

•	Interest Rate Risk. Quarterly changes in the Company’s net interest income to average assets ratios indicate higher volatility relative to the Peer Group on average, in part reflecting the Company’s principal long-term fixed rate mortgage lending for portfolio strategy.

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Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Company. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its comparative exposure.

•	Credit Risk. Factors indicating the Company’s lower credit risk profile include lower loan loss provisions, lower NPAs/assets and lower risk-weighted assets ratio. At the same time, the Company’s ratio of reserves to total loans is below the Peer Group average and OSHC has a relatively high level of loans secured by rental properties and second homes, suggesting the credit risk advantage may be marginal.

•	Earnings Growth Potential. The Company’s faster balance sheet growth in comparison to the Peer Group suggests stronger earnings growth potential for the Company. While the current equity level may restrict such growth in the future, the capital to be raised in the offering should allow such growth to continue for the Company.

•	Return on Equity. The Company’s pro forma capital position (on a fully-converted basis consolidated with the holding company) will fall below the Peer Group average. Thus, notwithstanding the Company’s lower pro forma ROA, the Company’s pro forma core ROE is anticipated to exceed the Peer Group average over the intermediate term.

Overall, we concluded that no adjustment for profitability, growth and viability of earnings was appropriate.

3.	Asset Growth

The Company’s recent asset growth exceeded the Peer Group average, reflecting the Company’s efforts to support earnings through leveraging equity, which has primarily been centered on loan portfolio growth. On a pro forma basis, the Company should have the equity to facilitate continued growth and expansion. On balance, we believe a slight upward adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Operating in the southern New Jersey shore area, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

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Demographic and economic trends and characteristics in the Company’s primary market area are relatively favorable to the primary market areas served by the Peer Group companies (see Table 4.1). The deposit market share exhibited by the Company was relatively limited in comparison to the Peer Group, reflecting the fact that it operates in a comparatively larger more urbanized market. As shown in Table 4.2, the Atlantic County unemployment rate fell within the range exhibited by the Peer Group and was above the Peer Group average of 5.8%. While the Cape May County unemployment rate was only 4.9% in June 2004, there is a significant element of seasonality given the many summer jobs available; the winter unemployment rate frequently is in double digits in Cape May County in the winter months (the rate exceeded 15% in January and February).

On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

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Table 4.2

Market Area Unemployment Rates

Ocean Shore Holding Co. and the Peer Group Companies(1)

	Headquarters County	June 2004 Unemployment
Ocean Shore Holding Co.- NJ	Atlantic	6.3%
	Cape May	4.9

The Peer Group
Alliance BankMHC - PA	Delaware	5.5%
BCSB Bankcorp MHC - MD	Baltimore	4.5
Gouverneur Bancorp MHC - NY	St. Lawrence	8.0
Greene Co. Bancorp MHC - NY	Greene	4.9
Jacksonville SB MHC - IL	Morgan	6.0
Oneida Financial MHC - NY	Madison	5.7
Pathfinder Bancorp MHC - NY	Oswego	8.7
Rome Bancorp MHC - NY	Oneida	4.9
Westfield Financial Group MHC - MA	Hampden	6.5
Webster City Fed Bancorp MHC - IA	Hamilton	3.6

(1)	Not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

The Company will consider a policy of paying regular cash dividends. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All 10 of the Peer Group companies pay regular cash dividends, with dividend yields ranging from 1.29% to 5.04% on a reported basis. The average dividend yield on the stocks of the Peer Group institutions equaled 2.68% as of August 6, 2004 (see Table 4.5). As of August 6, 2004, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.26% and an average payout ratio of 36.65%.

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Our valuation adjustment for dividends for the Company as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated mutual holding companies in a second-step conversion. As an MHC operating under OTS regulation, the Company and Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (seven of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent the Company’s pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

On balance, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group, based on its lower pro forma capital ratio, its lower pro forma ROA, and the Company’s growth objectives.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $12.0 million to $96.4 million as of August 6, 2004, with average and median market values of $31.6 million and $24.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 0.7 million to 4.9 million, with average and median shares outstanding of 1.7 million and 1.2 million, respectively. The Company’s minority stock offering is expected to result in shares outstanding and market capitalization that approximate the Peer Group average. Accordingly, we anticipate that the liquidity in the Company’s stock will be comparable relative to the Peer Group companies’ stocks. Additionally, it is anticipated that the Company’s stock will be listed on NASDAQ, which would further enhance the liquidity in the Company’s stock. Overall, we concluded that no adjustment was warranted for this factor.

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7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held Company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Generally upbeat second quarter earnings and more signs of an economic upturn provided for a positive trend in the broader stock market in mid- and late-July, as the DJIA posted its fifth straight monthly gain. Economic data that showed a strengthening economy, particularly in the manufacturing sector, sustained the upward momentum in stocks through August and into-early September, as the DJIA and NASDAQ posted respective 14-month and

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16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve’s statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

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Stocks moved higher in early April 2004, as investors reacted favorable to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates.

The major equity indexes surged ahead in June reflecting growth in consumer confidence measures, favorable unemployment reports and optimism about the direction of corporate earnings. The Fed raised its short term interest rate targets for the first time in several years at the June meeting of the Open Market Committee, and indicated that the increase was the result of a strong economy which could lead to upward pricing pressures over the long term. As a result, the major stock market indices approached their one year highs last reached in the first quarter of 2004. However, the stock market tumbled in July and into the first week of August, with the DJIA again falling below the 10000 level as reports regarding the strength of the job market and economy overall fell below expectations of many analysts. Moreover, many companies expressed concern regarding the strength of future corporate earnings growth. Concurrent with the selloff in the market in July, interest rates declined modestly as underlying inflationary forces appeared to be tempering. As an indication of the general trends in the nation’s stock markets over the past year, as of August 6, 2004, the DJIA closed at 9815.33 an increase of 6.8% from one year ago and a decline of 6.1% year-to-date, and the NASDAQ closed at 1776.89, an increase of 8.1% from one year ago and a decline of 11.3% year-to-date. The Standard & Poors 500 Index closed at 1063.97 on August 6, 2004 an increase of 8.8% from one year ago and 4.3% year-to-date.

The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have appreciated in conjunction with the broader market. The rally in the

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broader stock market combined with acquisition speculation in certain regional markets lifted thrift issues higher at the beginning of the third quarter of 2003. Thrift issues traded in a narrow range through most of July, reflecting mixed earnings in the sector. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve’s decision to leave interest rates unchanged at its mid-September meeting.

After following the broader stock market lower in late-September 2003, thrift issues posted solid gains at the beginning of the fourth quarter. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America’s announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial’s agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock

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market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks generally were more stable than the broader market in June and July, failing to participate in the broad market rally during June, while the selloff was more limited relative to the broader market selloff in July. On August 6, 2004, the SNL Index for all publicly-traded thrifts closed at 1,418.2, an increase of 10.3% from one year ago and a decline of 4.3% year-to-date. The SNL MHC Index closed at 2,519.6 on August 6, 2004, an increase of 23.3% from one year ago and a decline of 5.4% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book (“P/TB”) ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, reflecting the general pull back in thrift stocks, one recent standard conversion (SE Financial Corp.) and one recent MHC offering (Monadnock Community Bancorp, Inc.) have traded down from their initial price appreciation following the close of their respective offerings. Moreover, both of the two most recent second step conversion offering have traded below their initial public offering (“IPO”) price.

As shown in Table 4.3, two standard conversion offerings and two mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. Both the MHC offerings closed within their respective valuation ranges, with First Federal Financial Services, Inc. closing between the minimum and the midpoint, and Monadnock Community Bancorp, Inc., closing at the midpoint of the offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 78.7%. On average, the prices of the recent MHC offerings reflected price appreciation of 11.3% after the first week of trading as Monadnock Community Bancorp, was trading at its IPO price, while First Federal Financial Services traded up by 22.5%.

The two standard conversion offerings both were completed at the supermaximum of the offering range, at an average 80.3% pro forma P/TB. On average, the prices of the recent standard offerings reflected price appreciation of 4.5% after the first week of trading as SE Financial was trading 1.5% below its IPO price while Third Century Bancorp was trading 10.5% below its IPO price.

The most recent minority stock issuance by a comparably-sized New Jersey thrift was completed by Clifton Savings Bancorp (“Clifton”) on March 4, 2004. Clifton would have been included in the Peer Group except that its status as a recent conversion (i.e., converted less than one year) precludes our ability to use this Company in the Peer Group given its lack of seasoning and as its financial results do not yet reflect the full benefit of reinvestment of the offering proceeds. Nonetheless, Clifton presents some useful insights into the local new issue market. Clifton’s fully-converted pro forma price/tangible book ratio at closing equaled 90.5% and pro

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forma core price/earnings ratio equaled 64.5 times. The offering was oversubscribed and was closed at the supermaximum of the range, and was trading 32.9% above the IPO price after one month of trading. Importantly, Clifton has traded down from the levels prevailing shortly after its IPO, reflecting the selloff in the thrift and MHC markets as a whole. On August 6, 2004, Clifton Savings Bancorp was trading 12.6% above its IPO price at a pro forma fully converted P/TB ratio equal to 97.76%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were five New Jersey thrift acquisitions completed from 2001 through year-to-date 2004, and there is currently one acquisition pending of a New Jersey savings institution. We also considered the acquisition prospects for the Company including the acquisition prospects following a second step conversion as well as the potential for a remutualization within current regulatory guidelines. In this regard, we believe that remutualization transactions have positively impacted the pricing of all mutual holding companies (including the Peer Group) and that the Company’s pro forma pricing would be similarly impacted by the potential for a remutualization transaction. However, the Company’s current plan is to remain independent.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. We also considered the potential for a remutualization transaction within the current regulatory guidelines. Taking all these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings and loan association operating in the MHC form of ownership, the Company will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. The one difference noted between the Company and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for “Dividends”). Since this factor was already accounted for in the “Dividends” section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

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Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Company as an MHC. Lastly, such an analysis allows for consideration

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of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company’s full conversion value are described more fully below.

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•	Conversion Expenses. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Company’s full conversion value.

•	Effective Tax Rate. The Company has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 39.94%.

•	Reinvestment Rate. The pro forma section in the prospectus incorporates a 2.09% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of June 30, 2004.

•	Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Company’s Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 15 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

•	Charitable Foundation. The contribution to the Foundation is assumed to equal $2 million, funded with a mixture of cash and contributed stock. The stock component of the will be equal to 1.90% of the gross offering proceeds of the offering contributed at a value equal to the $10 IPO price while the balance of the contribution will be in the form of cash.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the

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earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 6, 2004, the pro forma market value of OSHC’s full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $66,258,920 at the midpoint, equal to 6,625,892 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2,763,000 for the 12 months ended June 30, 2004. As there were no non-recurring gains or losses in the trailing 12 month earnings for the Company, core earnings equaled reported earnings. Importantly, while the Peer Group’s

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earnings had limited non-operating items, we nonetheless excluded such items from their core earnings estimate on a tax effected basis (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the $66.26 million midpoint value equaled 22.73 times, indicating a discount of 20.3% and 28.9%, respectively, to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 28.52 times and 31.97 times, respectively (see Table 4.5). At the supermaximum of the valuation range, the Company’s pro forma reported and core P/E multiples (fully-converted basis) equaled 29.49 times, indicating a premium of 3.4% and discount of 7.8% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Company’s pro forma P/E multiples take into consideration the Company’s pro forma P/B and P/A ratios. On an MHC basis, the Company’s pro forma P/E multiples based on reported and core earnings equaled 23.78 times at the midpoint (see Table 4.6). At the supermaximum of the range, the Company’s reported and core earnings multiples based on the minority stock offering equaled 31.22 times. In comparison, the Peer Group average multiples based on reported and core earnings equaled 33.42 and 34.96 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to the Company’s pro forma book value (fully-converted basis). Based on the $66.26 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 83.07%. In comparison to the average P/B and P/TB ratios for the Peer Group of 96.43% and 100.31%, the Company’s ratios reflected a discount of 13.9% on a P/B basis and a discount of 17.2% on a P/TB basis. At the supermaximum of the valuation range, the Company’s pro forma P/B and P/TB ratios (fully-converted basis) equaled 89.48%, indicating discounts of 7.2% and 10.8% relative to the comparative Peer Group average multiples. RP Financial considered the foregoing discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments and the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value.

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On a reported basis (that is, on a current mutual holding company basis), the Company’s pro forma P/B and P/TB ratios equaled 137.04% at the midpoint (see Table 4.6). In comparison, the Peer Group average ratios based on reported and tangible book value equaled 204.73% and 219.68%, respectively, which results in a discount 38% at the midpoint relative to the Peer Group’s P/TB ratio and a discount of 30% based on the Company’s pro forma P/TB ratio at the supermaximum of the offering range.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Company’s full conversion value equaled 11.96% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.67%, and thus, the Company’s pro forma P/A ratio (fully-converted basis) reflects a 45% discount relative to the Peer Group average. On a reported basis, the Company’s pro forma P/A ratio equaled 12.67%, which implies a discount of 49% relative to the Peer Group’s average P/A ratio of 25.03%.

Comparison to Recent Conversions and MHC Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two recently completed MHC offerings closed at a price/tangible book ratio of 78.7% (fully-converted basis) and, on average, appreciated 11.3% during the first week of trading. In comparison, the Company’s P/TB ratio of 83.07% at the midpoint value reflects an implied premium of 6% relative to the

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average closing P/TB ratio of the recent MHC offerings. At the top of the superrange, the Company’s P/TB ratio of 89.48% reflected an implied premium of 14% relative to the average closing P/TB ratio of the recent MHC offerings.

Reference was made to Clifton earlier in the discussion of the new issue market. On August 6, 2004, Clifton was trading 12.6% above its IPO price at a pro forma fully converted P/TB ratio equal to 97.76%. Relative to Clifton’s current trading level, the Company’s P/TB is discounted by 15% at the midpoint of the offering range and by 8% at the supermaximum of the offering range.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 6, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $66,258,920 at the midpoint, equal to 6,625,892 shares offered at a per share value of $10.00. The valuation conclusion takes into account the dilutive impact of the $2.0 million contribution to the Foundation, with stock equal to 1.90% of the pro forma shares outstanding and the balance of the contribution comprised of cash ($741,080 at the midpoint of the offering range).

Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $56.3 million and a maximum value of $76.2 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 5,632,008 at the minimum and 7,619,776 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $87.6 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 8,762,742. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.77% ownership, excluding the shares issued to the Foundation. Accordingly, the offering to the public of the minority stock will equal $24.7 million at the minimum, $29.0 million at the midpoint, $33.4 million at the maximum and $38.4 million at the supermaximum of the valuation range. Based on the public offering range and inclusive of the

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shares issued to the Foundation, equal to 1.90% of the offering shares, the public ownership of shares will represent 45.67% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.